 Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-280017 and 333-291195) and on Form F-3 (File Nos. 333-294406, 333-296156, 333-293656, 333-290973, 333-286326 and 333-278400) of our report dated October 29, 2024, except for the effects of the restatement disclosed in Note 2 therein, as to which the date is October 3, 2025, relating to the financial statements of Critical Metals Corp. included in this Annual Report on Form 20-F for the year ended June 30, 2026.

/s/ Marcum llp

Houston, Texas

September 25, 2026